Exhibit 4.1

Certificate No:	No. and class of shares: FORMTEXT [NUMBER] ordinary shares of £0.003 each

Share Certificate

FLYBONDI HOLDINGS PLC

(the "Company")

(Registered in England & Wales with number 15529690)

This is to certify that FORMTEXT [NAME] of FORMTEXT [ADDRESS] is the registered holder of FORMTEXT [NUMBER] fully paid ordinary shares of £0.003 each in the Company, subject to the articles of association of the Company.

Dated:

Executed by the Company acting by two directors or by a director and its secretary or by any director in the presence of a witness who attests his signature.

Director	Director/Secretary

Signature of witness

Name of witness:

Address of witness:

8184026-3